Exhibit 11.1A

                 TANKNOLOGY ENVIRONMENTAL, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
               for the Three Months Ended March 31, 1997 and 1996
                                   (unaudited)

                                                        1997           1996
                                                    ------------   ------------
Computation of earnings per common share for the three months ended March 31:

    Net income (loss) applicable to common stock .  $   (144,153)  $   (343,119)
                                                    ============   ============
    Weighted average number of common shares
        outstanding ..............................    14,244,012     14,237,012
    Common shares issuable under employee
        stock option plan ........................          --             --
    Less shares assumed repurchased with proceeds           --             --
                                                    ------------   ------------
        Weighted average common shares outstanding    14,244,012     14,237,012
                                                    ============   ============
            Net earnings (loss) per common share .  $      (0.01)  $      (0.02)
                                                    ============   ============